EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:    MARLA HOLBERT
            Communications Specialist
            816-347-6771                          [GRAPHIC OMITTED]
            mholbert@payless.cashways.com

            RICH WITASZAK
            Senior Vice President and Chief Financial Officer
            816-347-6974
            rwitaszak@payless.cashways.com

                        PAYLESS CASHWAYS, INC. ANNOUNCES
                            IMPROVING VENDOR SUPPORT

 Downsizing plan to result in a $33-$37 million third quarter special charge

KANSAS CITY, MO - July 31, 2001 -- Payless Cashways, Inc. (OTC: PCSH) officials have announced that the company's overall vendor support continues to improve following the finalization of its debtor-in-possession financing agreement on July 19. Congress Financial Corporation is the agent bank in a one-year facility that started at $160 million, and reduces to $130 million in 120 days, after the company has completed a downsizing initiative.

At the company's Lee's Summit headquarters on Tuesday, about 190 vendor representatives were provided with an update by the company's senior management team. Following the hour-and-a-half meeting, Payless' management team conducted an informal question and answer session for the group.

"I am encouraged by the improving level of support we are receiving from our vendors," Millard Barron, Payless Cashways president and chief executive officer said. "I believe the turnout and level of participation in today's meeting demonstrates the interest in and importance of Payless Cashways' success to the vendor community. Since the announcement of our debtor-in-possession agreement in principle, more than 200 vendors have extended payables terms - and that continues to increase daily. Enthusiastic vendor support over the last two and a half years has been critical to the progress we made prior to last winter. Those relationships continue to be a critical requirement to our reorganization process."

On July 19, the United States Bankruptcy Court for the Western District of Missouri authorized Payless' store closing and corporate downsizing plan. As a result, 39 stores are now holding store closing sales. At the corporate office, the downsizing plan projects a 75 percent reduction in corporate overhead expenses by the end of August. The company's distribution centers and manufacturing operations will be reduced by 50 percent and cash proceeds from those asset sales will be used to further reduce the company's debt. As a result of these strategic actions, the company presently anticipates that its third quarter 2001 results will include non-recurring, special charges of approximately $33-37 million, net of taxes, to provide for corporate and store staff eliminations and certain fixed-asset and inventory disposal costs associated with the consolidation and closure of these retail locations.

"Although filing for Chapter 11 protection was not something we ever wanted to do, we are taking the aggressive steps we believe are necessary to best position the company for a successful future," Barron continued. "Obviously we are facing a tremendous challenge, however, I am encouraged that we can successfully execute our business plan with reasonable levels of vendor support. We will continue to execute our mission statement, which is organized around the professional builder, remodel and repair contractor, institutional buyer, and heavy project-oriented consumer. Our 73-store company will generate approximately $500 million in annual sales
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revenue, and our profit model should deliver a five to six percent EBITDA from a
65 percent professional and a 35 percent do-it-yourselfer blend of sales. As a result, our smaller company should be cash flow positive and profitable, with a much healthier balance sheet and total debt levels below $120 million. This is a difficult process for our employees, our vendors, our lenders, our stockholders, and our customers, however, this direction is clearly in the best interests of all these constituencies at this time."

Payless Cashways, Inc. is a full-line building materials and finishing products company that focuses on professional builders, remodel and repair contractors, institutional buyers and heavy project-oriented consumers. The company operates 73 retail stores in 13 Midwest, Southwest, Pacific Coast and Rocky Mountain States, under the names Payless Cashways, Furrow, Lumberjack, and Hugh M. Woods. The company also operates three manufacturing plants.

Forward-Looking Statements

Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. These statements are based on the current plans and expectations of the company. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: continued vendor and financial institutional support; stability of customer demand; commodity prices, specifically lumber and wallboard; the strength of the commercial real estate market, competitor activities; interest rates; supplier support; stability of the work force; consumer spending and debt levels; new and existing housing activity; product and customer mix; growth of certain market segments; weather; the need for bankruptcy court approvals; the success of the company's reorganization plan once filed and approved; and an excess of retail space devoted to the sale of building materials. Additional information concerning these and other factors is contained in the company's Securities and Exchange Commission filings, which are available by contacting the company. The information can also be obtained from the company's Web site, www.payless.cashways.com.

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